UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 26, 2007

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ZULU ENERGY CORP.

(Name of Small Business issuer in its charter)

                   COLORAD0                           000-52272              20-343739 1

     (State or other jurisdiction of            (Commission File No.)    (IRS Employer

      incorporation or organization)                                                 Identification No.)

1515 Arapahoe Street, Tower 1, 10th Floor Denver, CO 80202

 (Address of principal executive offices)

(303) 476-4112

(Registrant’s telephone number)

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Item 1.01  Entry into a Material Definitive Agreement

On September 26, 2007 the Registrant executed a binding Letter of Intent to acquire 50% working interest in licenses covering approximately two million two hundred thousand (2,200,000) net acres contiguous coal beds for the production of CBM or coal bed methane, another form of natural gas.  The licenses are in the country of Botswana that is considered to be the most stable country in Africa with a top A-rating from Standard and Poors.  Projections, based on actual results of testing and production from the same coal formation in the adjacent country of Zimbabwe, indicate estimated reserves that could be as high as 130 Trillion cubic feet of gas making it one of the largest concentrations in the world.  At a conservative recovery rate of 30% and at a price of US$ 5.00 per thousand cubic feet (MCF) potential revenues are estimated up to145 Billion dollars over time.

The gas recovered would be turned primarily into Electricity through gas turbine generators, LNG, Diesel and Ammonia.  The country of South Africa is only one of the African nations that have indicated that they will take as much electric power as can be generated.  The registrant expects to enter into definitive agreements solidifying the terms of the binding LOI in the very near future.

NOTE: WHILE THE ABOVE PROJECTIONS AND EXTRAPOLATIONS ARE THE OPINION(S) OF PROFESSIONAL ENGINEERS AND GEOLOGISTS, THEY SHOULD NOT BE RELIED UPON UNTIL CONFIRMED.

Zulu Energy, Inc. plans on commencing to begin testing as soon as possible.

Management also executed non-circumvent and stand-still letters of agreement with the other signatories of the Letter of Intent.

As a result of the information obtained on the just over 3000 square miles of exploration and production licenses, the registrant’s board of directors determine that it would be prudent and in the best interests of the shareholders to drop plans for the exploration of its mineral claims in the Red Lake district of northern Ontario, Canada.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 26, 2007 Mr. Mohamed H. Gova was appointed to the registrant’s Board of Directors to serve until the next annual meeting of shareholders.  Mr. Gova, a resident of Great Britain, brings over thirty years experience in all phases of management and development of oil and gas projects world wide.

EXHIBITS

99.1

September 25, 2007 Board Minutes

99.2.

Binding Letter of Intent

99.3/99.3A

Confidentiality Stand-Still Letters

99.4

Employment Contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 26, 2007

ZULU Energy Corp.

/s/ Satyendra Deshpande

     Satyendra Deshpande, Secretary